Exhibit 2.2
EXECUTION COPY
VOTING AGREEMENT
     AGREEMENT (this “Agreement”), dated as of June 12, 2011 among V.F. Corporation, a Pennsylvania corporation (“Parent”), and each of the individuals or entities listed on Schedule 1.01 hereto (each, a “Stockholder”).
     WHEREAS, concurrently with the execution and delivery of this Agreement, The Timberland Company, a Delaware corporation (the “Company”), Parent and VF Enterprises, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent;
     WHEREAS, as of the date hereof, each Stockholder is a beneficial owner of (i) the Class A Shares and (ii) the Class B Shares set forth opposite such Stockholder’s name under the headings “Class A Shares” and “Class B Shares,” respectively, on Schedule 1.01; and
     WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement.
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Defined Terms
     Section 1.01. Definitions Generally. For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.
     Section 1.02. Certain Definitions. In addition, the following terms, as used herein, have the following meanings:
     (i) “beneficial ownership” of any security by any person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the Exchange Act, including all securities as to which such person has the right to acquire, without regard to the 60-day period set forth in such rule. The terms “beneficially owned” and “beneficial owner” shall have correlative meanings.

     (ii) “Company Securities” means any options, warrants and other securities or rights convertible into or exercisable or exchangeable for Shares (whether or not currently so convertible, exercisable or exchangeable or only upon the passage of time, the occurrence of certain events or otherwise).
     (iii) “Covered Shares” means, with respect to any Stockholder at any time, such Stockholder’s Existing Shares, Option Shares and New Shares as of such time.
     (iv) “Existing Shares” means, with respect to any Stockholder, all Shares beneficially owned by such Stockholder as of the date of this Agreement (disregarding any Option Shares) and set forth under the heading “Existing Shares” on Schedule 1.01.
     (v) “New Shares” means, with respect to any Stockholder, all Shares (other than Existing Shares and Option Shares) of which such Stockholder acquires beneficial ownership during the term of this Agreement, including any Shares underlying Options acquired by such Stockholder after the date of this Agreement.
     (vi) “Option Shares” means, with respect to any Stockholder, all Shares issuable upon exercise of Options held by such Stockholder as of the date of this Agreement.
     Section 1.03. Other Definitional and Interpretative Provisions. Notwithstanding anything to the contrary in this Agreement, the obligations, representations, warranties and covenants of any party hereto are several (with respect to itself) and not joint and several, and in no event shall any party hereto have any liability for the obligations, representations, warranties or covenants of any other party hereto. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic

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media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
ARTICLE 2
Written Consent, Voting Agreement and Irrevocable Proxy
     Section 2.01. Written Consent and Agreement to Vote.
     (a) Written Consent. Unless this Agreement shall have previously terminated in accordance with Article 6, each Stockholder hereby agrees that on July 26, 2011 (by no later than 11:59 p.m., Boston time, on such date), such Stockholder shall, with respect to all such Stockholder’s Covered Shares, consent (or, if such Stockholder is not the record holder of any such Covered Shares, cause the record holder to consent) to the adoption of the Merger Agreement in accordance with Section 251 of the DGCL by delivering (or causing to be delivered) to the Company the written consent (with a copy thereof simultaneously delivered to Parent) in the form of Exhibit A hereto (the “Written Consent”). Unless this Agreement shall have previously terminated in accordance with Article 6, each Stockholder shall thereafter, if requested by Parent, promptly deliver (or cause to be delivered) to the Company (with a copy thereof simultaneously delivered to Parent) an additional Written Consent, dated as of such later date the additional Written Consent is granted, with respect to all such Stockholder’s Covered Shares as of such time (executed by the record holder thereof). Each Written Consent shall be coupled with an interest and shall be irrevocable.
     (b) Agreement to Vote. Until the termination of this Agreement in accordance with Article 6, each Stockholder hereby agrees that at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Shares, however called, or in connection with any written consent of the holders of Shares, such Stockholder shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to such Stockholder’s Covered Shares to the fullest extent that such Covered Shares are entitled to be voted at the time of any vote or action by written consent against:
     (i) any Acquisition Proposal made prior to the termination of the Merger Agreement, other than the Merger;
     (ii) any reorganization, recapitalization, liquidation, winding-up, consolidation, combination, sale of substantially all of the assets of the

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Company or any other business combination or extraordinary transaction involving the Company; and
     (iii) any corporate action the consummation of which would frustrate the purposes, or prevent, impede, adversely affect, materially postpone or materially delay the consummation, of the transactions contemplated by the Merger Agreement.
     (c) Certain Procedural Matters. With respect to any vote required to be cast or consent required to be executed pursuant to Section 2.01(a) or (b), each Stockholder agrees to take all steps reasonably necessary to ensure that all of such Stockholder’s Covered Shares are counted as present for quorum purposes (if applicable) and for purposes of recording the results of the vote or consent.
     (d) No Obligation to Exercise Options or Other Rights. Nothing contained in this Section 2.01 shall require any Stockholder (i) to convert, exercise or exchange any Company Securities to acquire Shares or (ii) to vote or execute any consent with respect to any Shares not issued upon the conversion, exercise or exchange of any Company Securities prior to the applicable record date for that vote or consent.
     Section 2.02. Irrevocable Proxy. Each Stockholder hereby revokes (or causes to be revoked) any and all previous proxies granted with respect to the Covered Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent and any designee of Parent, and each of them individually, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the such Stockholder’s name, to vote, express consent or dissent (including by acting by written consent), or otherwise to utilize such voting power in the manner expressly provided in Section 2.01. The proxy granted by each Stockholder pursuant to this Section 2.02 is irrevocable during the term of this Agreement and coupled with an interest sufficient at law to support an irrevocable proxy and granted in consideration of and as an inducement to Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall terminate only upon the termination of this Agreement in accordance with Article 6, at which time such proxy shall automatically be revoked without further action by the parties. Without limiting Section 7.10, all authority herein conferred or agreed to be conferred will survive the death or incapacity of each Stockholder and any obligation of such Stockholder under this Agreement will be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. Each Stockholder agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of the proxy and power of attorney granted hereunder.

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ARTICLE 3
Representations and Warranties of each Stockholder
     Each Stockholder represents and warrants to Parent that (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Article 3 shall be made as of the date hereof and as of each date from the date hereof until the termination of this Agreement in accordance with Article 6):
     Section 3.01. Organization. Such Stockholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.
     Section 3.02. Authorization. If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder and have been duly authorized by all necessary action. If such Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing).
     Section 3.03. No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Stockholder is not an individual, violate the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of such Stockholder, (ii) violate any applicable law to which such Stockholder is subject, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit or right to which such Stockholder is entitled under, any provision of any agreement or other instrument, (iv) result in the imposition of any Lien on any Covered Shares, (v) result in the conversion of any Class B Shares beneficially owned by such Stockholder into Class A Shares pursuant to Section 4.3.4 of the Certificate of Incorporation or (vi) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other person, except for the filing with the SEC of any Schedule 13D or 13G (or amendments thereto) and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, except, in the case

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of the foregoing clauses (ii), (iii), (iv) and (vi), as would not impact such Stockholder’s ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.
     (b) In the case of any Stockholder of any Covered Shares held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     Section 3.04. Ownership of Shares. As of the date of this Agreement and, except with respect to any Covered Shares and Company Securities transferred in accordance with Section 5.01, at all times during the period from the date of this Agreement through the termination of this Agreement in accordance with Article 6, such Stockholder (a) is and will be the beneficial owner of the Class A Shares and Class B Shares set forth opposite such Stockholder’s name under the headings “Class A Shares” and “Class B Shares,” respectively, on Schedule 1.01, which Shares collectively constitute such Stockholder’s Existing Shares, (b) is and will be the beneficial owner of such Stockholder’s Option Shares, if any, and (c) will be the beneficial owner of such Stockholder’s New Shares, in each case, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such Covered Shares) other than those created by this Agreement. None of such Stockholder’s Existing Shares or Option Shares is, and at no time during the term of this Agreement will such Stockholder’s Covered Shares be, subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. Except with respect to any Covered Shares and Company Securities transferred in accordance with Section 5.01, such Stockholder has, and at all times during the term of this Agreement will have, with respect to such Stockholder’s Covered Shares, either (i) the sole power, directly or indirectly, to vote such Covered Shares or (ii) the shared power, directly or indirectly, to vote such Covered Shares together with (but only with) one or more other Stockholders, and as such has, and at all times during the term of this Agreement will have, the complete and exclusive power, individually or together with one or more other Stockholders, to, directly or indirectly, issue (or cause the issuance of) instructions with respect to the matters set forth in Section 2.01 and agree to all matters set forth in this Agreement.
     Section 3.05. Total Shares. Except for such Stockholder’s Option Shares, if any, set forth on Schedule 1.01, such Stockholder’s Existing Shares constitute all of the Shares beneficially owned by such Stockholder as of the date hereof.
     Section 3.06. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or, to the knowledge of such Stockholder, on behalf of such Stockholder.

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     Section 3.07. Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his or its own choosing. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement. Each Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.
ARTICLE 4
Representations and Warranties of Parent
     Parent represents and warrants to each Stockholder that (it being understood that the representations and warranties contained in this Article 4 shall be made as of the date hereof and as of each date from the date hereof until the termination of this Agreement in accordance with Article 6):
     Section 4.01. Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing).
     Section 4.02. Conflict; Required Filings and Consents. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law to which Parent is subject, (ii) require any consent or other action by any person under any provision of any agreement or other instrument or (iii) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other person, except for the filing with the SEC of any Schedule 13D or 13G (or amendments thereto) and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, except, in the case of the foregoing clauses (ii) and (iii), as would not impact Parent’s ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

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ARTICLE 5
Covenants of each Stockholder
     Section 5.01. Restrictions on Transfer. (a) Each Stockholder agrees that, during the term of this Agreement, such Stockholder shall not, directly or indirectly, sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (each, a “Transfer”) any or all of such Stockholder’s Covered Shares and any Company Securities or any interest therein, or any voting rights with respect thereto, or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement), other than (i) pursuant to the Merger in accordance with the terms of the Merger Agreement or (ii) with the prior written consent of Parent.
     (b) Notwithstanding Section 5.01(a) (but subject to the immediately succeeding sentence), each Stockholder may Transfer any or all of such Stockholder’s Covered Shares and any Company Securities (the “Permitted Transfer Securities”) (i) upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the laws of intestate succession, (ii) to any member of the Swartz Family Group, or (iii) to the Company in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligation arising from the exercise of any Option; provided that, in the case of the foregoing clauses (i) and (ii), each transferee or other recipient of Permitted Transfer Securities expressly agrees in a writing satisfactory to Parent to be bound by the terms of this Agreement such that the provisions of this Agreement will continue to apply to the Permitted Transfer Securities in the hands of such transferee or other recipient; and provided, further, that notwithstanding such Transfer, in the case of the foregoing clause (ii), the transferring Stockholder shall continue to be liable for any breach by the transferee or other recipient of Permitted Transfer Shares of this Agreement with respect to such Permitted Transfer Securities. Notwithstanding the foregoing, under no circumstance shall any Stockholder Transfer any Class B Shares to any person that does not constitute a “Permitted Transferee” as such term is defined under the Certificate of Incorporation. Any Transfer in violation of this Section 5.01 shall be null and void. Any transferee or other recipient of Permitted Transfer Securities pursuant to clauses (i) and (ii) that is not already a “Stockholder” hereunder shall be deemed to be a “Stockholder” for purposes of this Agreement.
     Section 5.02. Other Offers. Each Stockholder shall, and shall cause its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. From the date hereof until termination of this Agreement in accordance with Article 6, each Stockholder agrees not to (a) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to the Company’s properties, books, records or personnel) any inquiries regarding, or the making of

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any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding an Acquisition Proposal (other than with Parent and its representatives) or (c) approve or enter into any letter of intent, acquisition agreement or any similar agreement relating to an Acquisition Proposal; provided, however, that each Stockholder may participate in any discussions or negotiations with, and furnish non-public information to, any person who has made an Acquisition Proposal covered by Section 6.4(b) of the Merger Agreement if the Company is then permitted to participate in any discussions or negotiations with, and furnish non-public information to, such person pursuant to Section 6.4(b) of the Merger Agreement. A Stockholder shall promptly (and in any event within 24 hours after receipt), notify Parent both orally and in writing of the receipt by such Stockholder of an Acquisition Proposal, any inquiries relating to an Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either such Stockholder or its representatives concerning an Acquisition Proposal. The written notice shall include a written summary of the material terms of such Acquisition Proposal, inquiry or request, including the identity of the person or group of persons making the Acquisition Proposal, inquiry or request; provided that no notice shall be required pursuant to this Section 5.02 with respect to any Acquisition Proposal, inquiry or request to the extent the Company delivers a written notice pursuant to Section 6.4 of the Merger Agreement containing the information and within the time period required by this Section 5.02 with respect to such Acquisition Proposal, inquiry or request.
     Section 5.03. No Conversion. Each Stockholder agrees that, from the date hereof until termination of this Agreement, such Stockholder shall not take any action to convert any Class B Shares beneficially owned by such Stockholder into Class A Shares pursuant to Section 4.3.3 of the Certificate of Incorporation or otherwise.
     Section 5.04. No Proxies. Each Stockholder agrees that, from the date hereof until termination of this Agreement, such Stockholder shall not directly or indirectly grant any person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Covered Shares that is inconsistent with Section 2.01 or Section 2.02.
     Section 5.05. New Shares. Each Stockholder agrees that, from the date hereof until termination of this Agreement, such Stockholder shall promptly (and in any event within three business days) notify Parent in writing of the number of any New Shares over which such Stockholder acquires beneficial ownership after the date hereof.
     Section 5.06. Excess Business Holdings. Notwithstanding the restrictions on Transfers and the conversion of Class A or B Shares pursuant to Sections 5.01 and 5.03, The Swartz Foundation shall be permitted to convert and Transfer up to 555,000 Class B Shares after it has delivered its Written Consent to Parent

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pursuant to Section 2.01(a) and prior to December 8, 2011 as necessary to avoid the retention of any excess business holdings as defined in Section 4943 (without regard to Section 4943(c)(7)) of the Internal Revenue Code of 1986, as amended, or any successor provisions thereto.
     Section 5.07. Noncompete. (a) Each of Sidney E. Swartz and Jeffrey B. Swartz (each, a “Covered Person”) hereby agrees that he shall not, from the Closing Date until the third anniversary of the Closing Date, either alone or in concert with others, directly or indirectly, own, be a partner in, operate, be employed by, act as an advisor, consultant, agent, officer, director, or independent contractor of or for, or otherwise participate in, any business enterprise that engages in (or owns or controls an entity that engages in) any business or activity that competes with any business in which the Company is engaged as of the Closing Date; provided, however, that nothing herein shall prevent or otherwise restrict a Covered Person from participating in any non-commercial activity, either by himself or with, for, or on behalf of any other person or entity, including, without limitation, any corporate social responsibility activity or charitable or philanthropic activity. Notwithstanding the foregoing, nothing herein shall prohibit any Covered Person from (i) owning up to 2% of the outstanding stock of any class of any entity which is publicly traded or (ii) owning up to 20% of the outstanding stock of any class of any entity which is not publicly traded, provided that such investment is a passive investment with respect to which such Covered Person neither (A) intends or has the right to influence (other than through the voting of shares) or direct the operations or management of such entity nor (B) is a participant with any other Person in any group possessing such intention or right.
     (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect; but, to the extent such provision could be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each Covered Person acknowledges that Parent and the Company would be irreparably harmed by any breach of this Section, and that there would be no adequate remedy at law or in damages to compensate for any such breach. Each Covered Person agrees that Parent shall be entitled to injunctive relief requiring specific performance by such Covered Person of this Section, and such Covered Person consents to the entry thereof.

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ARTICLE 6
Termination
     Section 6.01. Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) the Effective Time, (b) the effectiveness of any amendment, modification or supplement to, or waiver under, the Merger Agreement which amendment, modification, supplement or waiver would reduce the amount of Merger Consideration payable in the Merger, unless consented to in writing by each Stockholder, and (c) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, neither Parent nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided that this Section 6.01 and Sections 7.02, 7.03 and 7.05 through 7.17 shall survive such termination; and provided, further, that Section 5.07 shall survive the termination of this Agreement pursuant to the foregoing clause (a) (but, for the avoidance of doubt, not the termination of this Agreement pursuant to the foregoing clause (b) or (c)). Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.
ARTICLE 7
Miscellaneous
     Section 7.01. Further Assurances. Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply with its obligations under this Agreement.
     Section 7.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     if to Parent, to:
V.F. Corporation
105 Corporate Center Blvd.
Greensboro, North Carolina 27408
Attention: General Counsel
Facsimile: (336) 424-7696

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     with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: George R. Bason, Jr.
                    Marc O. Williams
Facsimile: (212) 701-5800
     if to a Stockholder, to such Stockholder and its counsel at their respective addresses or facsimile numbers set forth on the applicable signature page hereof.
     Section 7.03. Covered Shares Held in Trust. In this Agreement, the Stockholder of any Covered Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.
     Section 7.04. Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that such Stockholder may have under applicable law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to such Stockholder’s Covered Shares.
     Section 7.05. Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.
     Section 7.06. Documentation and Information. Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holding of Covered Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable law in any press release, any Current Report on Form 8-K, any Statement on Schedule 13D, any other disclosure document in connection with the Merger Agreement and any filings with or notices to Governmental Entities in connection with the Merger Agreement, provided that Parent shall give such Stockholders and its legal counsel a reasonable opportunity to review and comment on such publications or disclosure prior to their being made public, and Parent shall consider in good faith all comments of such Stockholder in connection therewith and (b) agrees promptly to give to Parent any information it may reasonably request for the

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preparation of any such documents. Each Stockholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect.
     Section 7.07. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     Section 7.08. Other Capacities. If any Stockholder is an officer or director of the Company, nothing in this Agreement shall be deemed to apply to, or to limit in any manner, the discretion of such Stockholder with respect to any action to be taken (or omitted) by such Stockholder in his or her fiduciary capacity as an officer or director of the Company; provided that the obligations, covenants and agreements of such Stockholder contained in this Agreement are separate and apart from such Stockholder’s fiduciary duties as an officer or director of the Company, and neither any fiduciary obligation that such Stockholder may have as a director or officer of the Company nor the occurrence of a Adverse Recommendation Change shall countermand the obligations, covenants and agreements of such Stockholder, in his or her capacity as a stockholder of the Company, contained in this Agreement.
     Section 7.09. Entire Agreement. This Agreement (including the Exhibit and Schedule hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
     Section 7.10. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, subject to Section 5.01(b), no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided that Parent may assign its rights hereunder to a direct or indirect wholly owned subsidiary of Parent, it being understood and agreed that any such assignment shall not relieve Parent of its obligations hereunder.
     Section 7.11. Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, shall be governed by, and construed in accordance with, the domestic substantive laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction).
     Section 7.12. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the

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same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 7.13. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 7.14. Specific Performance; Jurisdiction; Waiver of Jury Trial. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures pursuant to Section 7.02. Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses provided in Section 7.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.
     Section 7.15. Third Party Enforcement Rights. The Company is hereby made an express third-party beneficiary of the rights granted to Parent under this Agreement and shall be entitled to enforce Parent’s rights under this Agreement

14

pursuant to Section 7.14 if any Stockholder breaches or otherwise fails to perform its obligations under this Agreement.
     Section 7.16. No Ownership Interest. All rights, ownership and economic benefits of and relating to a Stockholder’s Covered Shares shall remain vested in and belong to such Stockholder, and Parent shall have no authority to exercise any power or authority to direct such Stockholder in the voting of any of such Stockholder’s Covered Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.
     Section 7.17. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
[Remainder of page intentionally left blank]

15

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

V.F. CORPORATION
By:	/s/ Franklin L. Terkelsen
	Name:	Franklin L. Terkelsen
	Title:	Vice President — Mergers and Acquisitions

[SIGNATURE PAGE TO WRITTEN CONSENT AND VOTING AGREEMENT]

THE SWARTZ FOUNDATION
By:	/s/ Sidney W. Swartz
	Name:	Sidney W. Swartz
	Title:	Trustee

By:	/s/ Robert N. Shapiro
	Name:	Robert N. Shapiro
	Title:	Trustee

[SIGNATURE PAGE TO WRITTEN CONSENT AND VOTING AGREEMENT]

SIDNEY W. SWARTZ 1982 FAMILY TRUST — TRUST A FOR JEFFREY SWARTZ
By:	/s/ Judith H. Swartz
	Name:	Judith H. Swartz
	Title:	Trustee

By:	/s/ Robert N. Shapiro
	Name:	Robert N. Shapiro
	Title:	Trustee

[SIGNATURE PAGE TO WRITTEN CONSENT AND VOTING AGREEMENT]

SIDNEY W. SWARTZ 1982 FAMILY TRUST — TRUST B FOR JEFFREY SWARTZ
By:	/s/ Judith H. Swartz
	Name:	Judith H. Swartz
	Title:	Trustee

By:	/s/ Robert N. Shapiro
	Name:	Robert N. Shapiro
	Title:	Trustee

[SIGNATURE PAGE TO WRITTEN CONSENT AND VOTING AGREEMENT]

THE SIDNEY W. SWARTZ 2005 REVOCABLE TRUST
By:	/s/ Sidney W. Swartz
	Name:	Sidney W. Swartz
	Title:	Trustee

[SIGNATURE PAGE TO WRITTEN CONSENT AND VOTING AGREEMENT]

/s/ Sidney W. Swartz
Name:	Sidney W. Swartz

[SIGNATURE PAGE TO WRITTEN CONSENT AND VOTING AGREEMENT]

/s/ Judith H. Swartz
Name:	Sidney W. Swartz

[SIGNATURE PAGE TO WRITTEN CONSENT AND VOTING AGREEMENT]

/s/ Jeffrey Swartz
Name:	Jeffrey Swartz

[SIGNATURE PAGE TO WRITTEN CONSENT AND VOTING AGREEMENT]

/s/ Deborah Swartz
Name:	Deborah Swartz

[SIGNATURE PAGE TO WRITTEN CONSENT AND VOTING AGREEMENT]

/s/ Daniel Swartz
Name:	Daniel Swartz

[SIGNATURE PAGE TO WRITTEN CONSENT AND VOTING AGREEMENT]

/s/ Samuel Swartz
Name:	Samuel Swartz

[SIGNATURE PAGE TO WRITTEN CONSENT AND VOTING AGREEMENT]

/s/ Noah Swartz
Name:	Noah Swartz

[SIGNATURE PAGE TO WRITTEN CONSENT AND VOTING AGREEMENT]

Schedule 1.01

Stockholder Name	Class A Shares	Class B Shares	Existing Shares
The Swartz Foundation	12,878	2,544,729	2,557,607
Sidney W. Swartz 1982 Family Trust — Trust A for Jeffrey Swartz	278,204		278,204
Sidney W. Swartz 1982 Family Trust — Trust B for Jeffrey Swartz		3,220,612	3,220,612
The Sidney W. Swartz 2005 Revocable Trust		4,555,184	4,555,184
Sidney Swartz and Judith Swartz — Joint	425,629		425,629
Jeffrey B. Swartz[1]	767,196	64,380	831,576
Deborah Swartz	87,204		87,204
Daniel Swartz		74,012	74,012
Samuel Swartz		74,012	74,012
Noah Swartz		35,460	35,460
Total	1,571,111	10,568,389	12,139,500

[1]	Jeffrey B. Swartz’s share totals do not include 725,249 Option Shares.

EXHIBIT A
WRITTEN CONSENT OF STOCKHOLDERS
OF
THE TIMBERLAND COMPANY
Pursuant to Section 228 of the
General Corporation Law of the State of Delaware
     Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Restated Certificate of Incorporation, as amended, and the By-Laws of The Timberland Company, a Delaware corporation (the “Company”), the undersigned, the holders of [1,571,111] shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) and [10,568,389] shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), constituting approximately [73.5]% of the voting power of the outstanding shares of the Company Common Stock, voting or consenting together as a single class, do hereby (i) waive notice and the holding of a special meeting, (ii) consent to and adopt the following resolutions, which resolutions shall be deemed to be adopted as of the last date set forth on the signature pages hereto to the same extent and with the same force and effect as if such resolutions were duly adopted by the stockholders of the Company at a duly convened special meeting held for such purpose, and (iii) direct that this Written Consent be filed with the minutes of the proceedings of the stockholders of the Company:
     WHEREAS, on June 12, 2011, the Company, V.F. Corporation, a Pennsylvania corporation (“Parent”), and VF Enterprises, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended, modified and supplemented from time to time, the “Merger Agreement”), a copy of which is attached hereto as Annex A, which provides for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent;
     WHEREAS, pursuant to the terms of the Merger Agreement, each share of Company Common Stock (other than shares held by stockholders who have properly demanded appraisal rights and shares owned by the Company, Parent or any subsidiary of Parent) will be canceled and converted into the right to receive the Merger Consideration (as defined in the Merger Agreement), on the terms and subject to the conditions of set forth in the Merger Agreement;
     WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, each of the undersigned entered into a Voting Agreement with Parent simultaneously with the execution of the Merger Agreement (the “Voting Agreement”), pursuant to which the undersigned agreed to execute and deliver this Written Consent subject to the termination provision of the Voting Agreement;
     WHEREAS, prior to the entry into of the Merger Agreement, the Board of Directors of the Company, (i) determined that the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved the Merger Agreement, the Written Consent and Voting Agreement and the transactions contemplated hereby and thereby and (iii) recommended that the Company’s stockholders adopt the Merger Agreement; and
     WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL to effect the Merger.
     NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are consented to, adopted and approved in all respects without prior notice and without a vote or meeting; and
     FURTHER, RESOLVED, that this Written Consent is coupled with an interest and is irrevocable.
     This Written Consent may be executed in any number of counterparts, each of which will be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent effective as of the last date set forth below.

THE SWARTZ FOUNDATION
By:
	Name:	Sidney W. Swartz
	Title:	Trustee

By:
	Name:	Robert N. Shapiro
	Title:	Trustee

SIDNEY W. SWARTZ 1982 FAMILY TRUST — TRUST A FOR JEFFREY SWARTZ
By:
	Name:	Judith H. Swartz
	Title:	Trustee

By:
	Name:	Robert N. Shapiro
	Title:	Trustee

SIDNEY W. SWARTZ 1982 FAMILY TRUST — TRUST B FOR JEFFREY SWARTZ
By:
	Name:	Judith H. Swartz
	Title:	Trustee

By:
	Name:	Robert N. Shapiro
	Title:	Trustee

THE SIDNEY W. SWARTZ 2005 REVOCABLE TRUST
By:
	Name:	Sidney W. Swartz
	Title:	Trustee

Name: Sidney W. Swartz

Name: Judith H. Swartz

Name: Jeffrey Swartz

Name: Deborah Swartz

Name: Daniel Swartz

Name: Samuel Swartz

Name: Noah Swartz

Annex A
Merger Agreement
(attached separately)

Ex A - 1